CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated September 26, 2011 relating to AllianceBernstein Market Neutral Strategy- U.S. and AllianceBernstein Market Neutral Strategy- Global for the fiscal period ended July 31, 2011, which are incorporated by reference in this Post-Effective Amendment No. 109 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.


                                                            /ERNST & YOUNG LLP


New York, New York
October 28, 2011